Exhibit 1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-14254) pertaining to the ING 401(k) Plan for ILIAC Agents of ING Groep N.V. and affiliates of our report dated June 14, 2006, with respect to the financial statements and schedule of the ING 401(k) Plan for ILIAC Agents included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 26, 2006